Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-191318 on Form S-4 of our reports dated February 25, 2013 (May 10, 2013 as to the effects of the restatement discussed in Note 1), relating to the consolidated financial statements of Cedar Fair, L.P. and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 1), and effectiveness of the Partnership’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Partnerships’ internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Cedar Fair, L.P., as amended, for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

October 22, 2013